Exhibit 5.1
Pepper Hamilton LLP
Attorneys at Law
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750
May 18, 2006
Dollar Financial Corp.
1436 Lancaster Avenue
Berwyn, Pennsylvania 19312-1288
          Re: Registration Statement on Form S-8
Ladies and Gentlemen:
          We have served as counsel to Dollar Financial Corp., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement (the “Registration Statement”) of the Company on Form S-8 under the Securities Act of 1933, as amended (the “1933 Act”) and the filing of the Registration Statement with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to $5,000,000 of obligations (“Deferred Compensation Obligations”) which may be incurred by the Company pursuant to the Company’s Deferred Compensation Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.
          We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, the Plan and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.
          Based upon the foregoing, it is our opinion that the Deferred Compensation Obligations incurred by the Company in accordance with the terms of the Plan will be valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.
          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,
/s/ Pepper Hamilton LLP